Exhibit 16.1

May 4, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01(a) of Pineapple, Inc.’s Form 8-K dated May 4, 2021, and we agree with the statements made in paragraphs 1, 2 and 3 therein as related to our firm. We have no basis on which to agree or disagree with other statements of the registrant therein.

Yours truly,

/s/ Macias Gini & O’Connell